Exhibit 99.1

Actinium Pharmaceuticals Announces Actimab-A Intellectual Property and Manufacturing Advances and Provides NYSE American Listing Update

NEW YORK, August 14, 2026 /PRNewswire/ – Actinium Pharmaceuticals, Inc. (NYSE American: ATNM) (Actinium or the Company), a pioneer in the development of targeted radiotherapies, today announced advances across its Actimab-A program, including recently acquired patents adding to a broad suite of IP, and expansion of the Company’s manufacturing capacity, as the program approaches clinical milestones from the fourth quarter of 2026 and into 2027. The Company also provided an update on the status of its NYSE American listing.

Actiniums holds a broad IP portfolio covering the manufacture of Actimab-A, as well as its use alone and in combination with other therapies in the treatment of myeloid hematological malignancies including acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS), in addition to solid tumor cancers via targeting of tumor-resident myeloid-derived suppressor cells (MDSCs). Actimab-A patent portfolio activity in the last twelve months:

Actimab-A targeting of myeloid-derived suppressor cells (MDSCs) for the treatment of solid tumors: Two United States patents issued — US 12,491,274 for the treatment of sarcoma, expiring 15 October 2043, and US 12,539,340 for the treatment of solid tumors generally, alone or with checkpoint therapy, expiring 31 October 2043. Together they extend the anti-CD33 franchise beyond hematologic malignancy into solid tumors by targeting the immunosuppressive myeloid cells of the tumor microenvironment rather than the tumor cells themselves. Applications remain pending in the United States, Canada and Europe.

Actimab-A treatment of low peripheral blast AML: US 12,410,249 issued, with a term to 12 October 2039, and Canadian application 3,022,802 entered pre-grant status, with a term to 25 May 2037. Additional patents in this family have already issued in the United States and Japan; applications remain pending in the United States and Europe.

Actimab-A venetoclax (BCL-2 inhibitor) combination therapy for the treatment of AML: Canadian application 3,059,752 entered pre-grant status, with a term to 26 April 2038, covering the use of Actimab-A together with venetoclax in AML. Three patents have already issued in the United States and one in Mexico; applications remain pending in the United States, Europe, Japan and China.

Actimab-A CLAG-M combination therapy for the treatment of AML: Canadian application 3,087,346 was allowed, with a term to 8 January 2039. A counterpart patent has already issued in Japan; applications remain pending in the United States, Europe and Japan.

Actinium has amended its Investigational New Drug (IND) application to add an additional manufacturer. The additional manufacturer will supply studies conducted under the Company’s Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (NCI), together with additional Company-sponsored studies, which carry clinical milestones expected from the second half of 2026 and throughout 2027. Establishing an additional manufacturing source is intended to expand capacity and supply flexibility as Actimab-A advances into a broader set of studies across hematologic malignancies and solid tumors.

NYSE American Listing Update

Actinium also announced today that NYSE Regulation has accepted the Company’s plan submitted June 18, 2026, to regain compliance with the NYSE American continued listing standards and granted the Company a plan period through November 27, 2027 (the “Plan Period”) - the maximum period available under Section 1009 of the NYSE American Company Guide (the “Company Guide”).

The Company’s common stock continues to be listed and traded on NYSE American under the symbol ATNM during the Plan Period, subject to the Company’s compliance with the terms of the compliance plan and the other continued listing standards of the NYSE American Company Guide. NYSE Regulation staff will periodically review the Company’s compliance with the initiatives outlined in the compliance plan.

As previously disclosed, the Company is not currently in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide, and its listing is being continued pursuant to an extension through November 27, 2027.

About Actinium Pharmaceuticals, Inc.

Actinium is a pioneer in targeted radiotherapies designed to improve outcomes for patients with cancer. The company employs a biology-driven approach to develop differentiated radiopharmaceuticals for solid tumors and hematologic malignancies. Its mission is to transform cancer treatment through innovative radioconjugates that maximize therapeutic efficacy while minimizing toxicity to healthy tissue by combining expertise in tumor biology, translational medicine, and radiochemistry. Since inception, Actinium has focused on developing innovative radiotherapies. Its pipeline reflects this strategy across three areas: (1) solid tumor therapeutics including ATNM-400 and Actimab-A with pan-tumor potential; (2) Actimab-A as a therapeutic backbone for acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS) in collaboration with the National Cancer Institute (NCI); and (3) targeted conditioning agents including Iomab-B for bone marrow transplant and Iomab-ACT for cell and gene therapy conditioning. ATNM-400 targets a novel antigen distinct from PSMA and has demonstrated preclinical activity across metastatic castration-resistant prostate cancer (mCRPC), non-small cell lung cancer (NSCLC), and breast cancer. Actimab-A has shown improved survival in relapsed/refractory AML with CLAG-M and is advancing toward a Phase 2/3 trial, with additional development ongoing through a CRADA with the NCI. Actinium is also advancing preclinical solid tumor programs and holds ~250 patents and patent applications, including intellectual property related to cyclotron-based production of Ac-225. For more information, please visit www.actiniumpharma.com.

Forward-Looking Statements

This press release may contain projections or other “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or the future financial performance of the Company which the Company undertakes no obligation to update. These statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with the issuance of allowed patent applications and the scope, term, validity and enforceability of the Company’s intellectual property, the timing and outcome of the Company’s clinical milestones and data readouts, the performance and qualification of the Company’s manufacturers and the sufficiency of manufacturing capacity, the Company’s ability to regain compliance with the NYSE American continued listing standards within the plan period and to maintain the listing of its common stock, preliminary study results varying from final results, estimates of potential markets for drugs under development, clinical trials, actions by the FDA and other governmental agencies, regulatory clearances, responses to regulatory matters, the market demand for and acceptance of Actinium’s products and services, performance of clinical research organizations and other risks detailed from time to time in Actinium’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation its most recent annual report on Form 10-K, subsequent quarterly reports on Forms 10-Q and Forms 8-K, each as amended and supplemented from time to time.

Investors: investorrelations@actiniumpharma.com